October 26, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir/Madam:

We have read the statements made by North China Horticulture, Inc. (formerly IDcentrix, Inc.) which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, regarding the changes in registrant’s certifying accountant, as part of the Form 8-K of North China Horticulture, Inc. dated October 26, 2010.   We agree with such statements as they relate to our firm and to our audits of the financial statements of the Company for the years ended December 31, 2009 and 2008.

Very truly yours,